Exhibit 99.1

PRESS RELEASE

Blackbaud Announces 2023 Second Quarter Results
Company Shows Continued Strong Progress on Five-Point Operating Plan; Reiterates Increased 2023 Financial Guidance
Charleston, S.C. (August 1, 2023) - Blackbaud (NASDAQ: BLKB), the leading provider of software for powering social impact, today announced financial results for its second quarter ended June 30, 2023.

"We had a solid second quarter, and I’m very pleased with the progress we are making on our five-point operating plan," said Mike Gianoni, president and CEO, Blackbaud. "We released new product capabilities, launched our Intelligence for Good® vision for AI, brought on important new clients, continued to shift to modern contractual pricing and terms, and are delivering more value to our customers — all of which was enabled by our dedicated and passionate employees. Our business momentum is driving strong returns, and I’m optimistic about the future."
Second Quarter 2023 Results Compared to Second Quarter 2022 Results:
•GAAP total revenue was $271.0 million, up 2.3%, with $262.4 million in GAAP recurring revenue, up 3.9%.
•Non-GAAP organic recurring revenue increased 4.4%.
•GAAP income from operations was $0.3 million, inclusive of security incident-related costs of $26.8 million, with GAAP operating margin of 0.1%, an increase of 10 basis points.
•Non-GAAP income from operations was $74.1 million, with non-GAAP operating margin of 27.4%, an increase of 680 basis points.
•GAAP net income was $2.1 million, with GAAP diluted earnings per share of $0.04, up $0.11 per share.
•Non-GAAP net income was $52.6 million, with non-GAAP diluted earnings per share of $0.98, up $0.23 per share.
•Non-GAAP adjusted EBITDA was $88.8 million, up $18.2 million, with non-GAAP adjusted EBITDA margin of 32.8%, an increase of 620 basis points.
•GAAP net cash provided by operating activities was $53.2 million, a decrease of $4.1 million.
•Non-GAAP adjusted free cash flow was $43.6 million, a decrease of $0.3 million, with non-GAAP adjusted free cash flow margin of 16.1%, a decrease of 50 basis points.
"Second quarter financial results were solid and in line with the increased guidance we announced in Q1," said Tony Boor, executive vice president and CFO, Blackbaud. "Total revenue of $271 million represented organic growth at constant currency of 3.2%. Organic recurring revenue at constant currency grew faster at 4.8%. Transactional revenue grew in the high single digits year over year, and the operational progress we made in the quarter on modernized pricing has positioned us well for accelerating revenue growth over the remainder of the year. The actions we have taken to reduce costs are driving meaningful benefits, including a significant improvement in adjusted EBITDA, both sequentially and over last year’s second quarter. Adjusted EBITDA margin of 32.9% at constant currency was a roughly six-point improvement year over year. By the fourth quarter of this year, we expect to achieve organic revenue growth in the high-single digits as well as Rule of 40 well ahead of our prior target of 2025."

PRESS RELEASE
An explanation of all non-GAAP financial measures referenced in this press release, including the Rule of 40, is included below under the heading "Non-GAAP Financial Measures." A reconciliation of the company's non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.
Recent Company Highlights
•Blackbaud announced the launch of a major new wave of its Intelligence for Good® strategy, with an extensive agenda of initiatives and investments to be implemented on a rolling basis over upcoming quarters targeted at making artificial intelligence (AI) more accessible, powerful and responsible across the social impact sector.
•Blackbaud announced that JustGiving surpassed £6 billion ($8.5 billion) in donations through the platform. To date, JustGiving has managed almost 200 million donations from more than 180 countries.
•Blackbaud announced a strategic investment in Momentum, a generative AI startup for social impact, a Blackbaud partner, and a graduate of Blackbaud’s Social Good Startup tech accelerator program. Additionally, Blackbaud welcomed the newest cohort of participants in its Social Good Startup Program. The July 2023 cohort is specifically focused on mission-driven tech startups using generative AI to increase impact for companies and nonprofits focused on social responsibility.
•Blackbaud announced its refreshed Blackbaud Partner Network, which is expected to deliver shared value for partners, customers and the company. The revamped program simplifies partner onboarding and offers new resources to grow the network.
•Blackbaud hosted bbdevdays, its annual developers’ conference showcasing technical innovation as well as customer and partner achievements. This three-day, virtual event celebrates and supports Blackbaud's rapidly expanding developer community. Conference registrations were up approximately 50% from 2022.
•EVERFI® from Blackbaud® launched several innovative content programs and platform improvements, including new resources for increasing financial capability in K-12 schools, enabling strategic partners to drive direct impact in communities.
•Blackbaud released its 2022 Environmental, Social and Governance (ESG) Report, demonstrating how the company is taking action to amplify its global impact through continued progress across key ESG priorities.

Visit www.blackbaud.com/newsroom for more information about Blackbaud’s recent highlights.
Financial Outlook
Blackbaud today reiterated its 2023 full year financial guidance:
•Non-GAAP revenue of $1.095 billion to $1.125 billion
•Non-GAAP adjusted EBITDA margin of 30.5% to 31.5%
•Non-GAAP earnings per share of $3.63 to $3.94
•Non-GAAP adjusted free cash flow of $190 million to $210 million
Included in its 2023 full year financial guidance are the following assumptions:
•Non-GAAP annualized effective tax rate is expected to be approximately 20%
•Interest expense for the year is expected to be approximately $37 million to $41 million
•Fully diluted shares for the year are expected to be in the range of approximately 53 million to 54 million
•Capital expenditures for the year are expected to be in the range of approximately $65 million to $75 million, including approximately $55 million to $65 million of capitalized software and content development costs
Blackbaud has not reconciled forward-looking full-year non-GAAP financial measures contained in this news release to their most directly comparable GAAP measures, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify with a reasonable

PRESS RELEASE
degree of certainty various necessary GAAP components, including for example those related to compensation, acquisition transactions and integration, tax items or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.
In order to provide a meaningful basis for comparison, Blackbaud uses non-GAAP adjusted free cash flow in analyzing its operating performance. Non-GAAP adjusted free cash flow is defined as operating cash flow less capital expenditures, including costs required to be capitalized for software and content development, capital expenditures for property and equipment, plus cash outflows, net of insurance, related to the previously disclosed Security Incident discovered in May 2020 (the "Security Incident"). Total costs related to the Security Incident exceeded the limit of our insurance coverage during the first quarter of 2022. For full year 2023, Blackbaud currently expects net cash outlays of $25 million to $35 million for ongoing legal fees related to the Security Incident. In line with the company's policy, all associated costs due to third-party service providers and consultants, including legal fees, are expensed as incurred. Please refer to the section below titled "Non-GAAP Financial Measures" for more information on Blackbaud's use of non-GAAP financial measures.
Conference Call Details
What:    Blackbaud's 2023 Second Quarter Conference Call
When:    August 2, 2023
Time:     8:00 a.m. (Eastern Time)
Live Call:     1-877-407-3088 (US/Canada)
Webcast:    Blackbaud's Investor Relations Webpage
About Blackbaud
Blackbaud (NASDAQ: BLKB) is the leading software provider exclusively dedicated to powering social impact. Serving the nonprofit and education sectors, companies committed to social responsibility and individual change makers, Blackbaud's essential software is built to accelerate impact in fundraising, nonprofit financial management, digital giving, grantmaking, corporate social responsibility and education management. With millions of users and over $100 billion raised, granted or managed through Blackbaud platforms every year, Blackbaud's solutions are unleashing the potential of the people and organizations who change the world. Blackbaud has been named to Newsweek’s list of America’s Most Responsible Companies, Quartz’s list of Best Companies for Remote Workers and Forbes’ list of America’s Best Employers. A remote-first company, Blackbaud has operations in the United States, Australia, Canada, Costa Rica and the United Kingdom, supporting users in 100+ countries. Learn more at www.blackbaud.com, or follow us on Twitter, LinkedIn, Instagram, and Facebook.

Investor Contact	Media Contact
IR@blackbaud.com	media@blackbaud.com

PRESS RELEASE
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the predictability of our financial condition and results of operations. These statements involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of acquired companies; uncertainty regarding increased business and renewals from existing customers; a shifting revenue mix that may impact gross margin; continued success in sales growth; cybersecurity and data protection risks and related liabilities; potential litigation involving us; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. Blackbaud assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Trademarks
All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.
Non-GAAP Financial Measures
Blackbaud has provided in this release financial information that has not been prepared in accordance with GAAP. Blackbaud uses non-GAAP financial measures internally in analyzing its operational performance. Accordingly, Blackbaud believes these non-GAAP measures are useful to investors, as a supplement to GAAP measures, in evaluating its ongoing operational performance and trends and in comparing its financial results from period-to-period with other companies in Blackbaud's industry, many of which present similar non-GAAP financial measures to investors. However, these non-GAAP financial measures may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies.
The non-GAAP financial measures discussed above exclude the impact of certain transactions that Blackbaud believes are not directly related to its operating performance in any particular period, but are for its long-term benefit over multiple periods. Blackbaud believes these non-GAAP financial measures reflect its ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.
While Blackbaud believes these non-GAAP measures provide useful supplemental information, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.
Non-GAAP free cash flow is defined as operating cash flow less capital expenditures, including costs required to be capitalized for software and content development, and capital expenditures for property and equipment. In addition, and in order to provide a meaningful basis for comparison, Blackbaud now uses non-GAAP adjusted free cash flow in analyzing its operating performance. Non-GAAP adjusted free cash flow is defined as operating cash flow less capital expenditures, including costs required to be capitalized for software and content development, and capital expenditures for property and equipment, plus cash outflows, net of insurance, related to the Security Incident. Blackbaud believes non-GAAP free cash flow and non-GAAP adjusted free cash flow provide useful measures of the company's operating performance. Non-GAAP adjusted free cash flow is not intended to represent and should not be viewed as the amount of residual cash flow available for discretionary expenditures.

PRESS RELEASE
In addition, Blackbaud uses non-GAAP organic revenue growth, non-GAAP organic revenue growth on a constant currency basis, non-GAAP organic recurring revenue growth and non-GAAP organic recurring revenue growth on a constant currency basis, in analyzing its operating performance. Blackbaud believes that these non-GAAP measures are useful to investors, as a supplement to GAAP measures, for evaluating the periodic growth of its business on a consistent basis. Each of these measures excludes incremental acquisition-related revenue attributable to companies acquired in the current fiscal year. For companies acquired in the immediately preceding fiscal year, each of these measures reflects presentation of full-year incremental non-GAAP revenue derived from such companies as if they were combined throughout the prior period. In addition, each of these measures excludes prior period revenue associated with divested businesses. The exclusion of the prior period revenue is to present the results of the divested businesses within the results of the combined company for the same period of time in both the prior and current periods. Blackbaud believes this presentation provides a more comparable representation of its current business’ organic revenue growth and revenue run-rate.
Rule of 40 is defined as non-GAAP organic revenue growth plus non-GAAP adjusted EBITDA margin. Non-GAAP adjusted EBITDA is defined as GAAP net income plus interest, net; income tax provision (benefit); depreciation; amortization of intangible assets from business combinations; amortization of software and content development costs; stock-based compensation; employee severance; acquisition and disposition-related costs; restructuring and other real estate activities; costs, net of insurance, related to the Security Incident; and impairment of capitalized software development costs.

Blackbaud, Inc.
Consolidated Balance Sheets
(Unaudited)

(dollars in thousands, except per share amounts)	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$29,041	$31,691
Restricted cash	761,289	702,240
Accounts receivable, net of allowance of $8,081 and $7,318 at June 30, 2023 and December 31, 2022, respectively	168,908	102,809
Customer funds receivable	3,731	249
Prepaid expenses and other current assets	81,597	81,654
Total current assets	1,044,566	918,643
Property and equipment, net	104,672	107,426
Operating lease right-of-use assets	45,497	45,899
Software and content development costs, net	151,158	141,023
Goodwill	1,053,342	1,050,272
Intangible assets, net	609,524	635,136
Other assets	84,254	94,304
Total assets	$3,093,013	$2,992,703
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$40,730	$42,559
Accrued expenses and other current liabilities	102,747	86,002
Due to customers	763,845	700,860
Debt, current portion	19,176	18,802
Deferred revenue, current portion	434,631	382,419
Total current liabilities	1,361,129	1,230,642
Debt, net of current portion	827,403	840,241
Deferred tax liability	91,306	125,759
Deferred revenue, net of current portion	3,520	2,817
Operating lease liabilities, net of current portion	43,529	44,918
Other liabilities	4,756	4,294
Total liabilities	2,331,643	2,248,671
Commitments and contingencies
Stockholders’ equity:
Preferred stock; 20,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value; 180,000,000 shares authorized, 69,164,244 and 67,814,044 shares issued at June 30, 2023 and December 31, 2022, respectively	69	68
Additional paid-in capital	1,138,553	1,075,264
Treasury stock, at cost; 15,311,367 and 14,745,230 shares at June 30, 2023 and December 31, 2022, respectively	(570,547)	(537,287)
Accumulated other comprehensive income	8,842	8,938
Retained earnings	184,453	197,049
Total stockholders’ equity	761,370	744,032
Total liabilities and stockholders’ equity	$3,093,013	$2,992,703

Blackbaud, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

(dollars in thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue
Recurring	$262,390	$252,507	$515,138	$497,173
One-time services and other	8,652	12,420	17,657	24,878
Total revenue	271,042	264,927	532,795	522,051
Cost of revenue
Cost of recurring	113,926	114,487	228,426	226,661
Cost of one-time services and other	7,549	11,120	16,161	22,308
Total cost of revenue	121,475	125,607	244,587	248,969
Gross profit	149,567	139,320	288,208	273,082
Operating expenses
Sales, marketing and customer success	53,191	52,737	107,576	107,953
Research and development	36,146	38,333	76,737	78,285
General and administrative	59,148	47,391	111,986	91,153
Amortization	788	805	1,562	1,616
Total operating expenses	149,273	139,266	297,861	279,007
Income (loss) from operations	294	54	(9,653)	(5,925)
Interest expense	(11,167)	(8,976)	(21,829)	(16,575)
Other income, net	2,778	3,133	4,785	4,254
Loss before benefit for income taxes	(8,095)	(5,789)	(26,697)	(18,246)
Income tax benefit	(10,200)	(2,367)	(14,101)	(4,417)
Net income (loss)	$2,105	$(3,422)	$(12,596)	$(13,829)
Earnings (loss) per share
Basic	$0.04	$(0.07)	$(0.24)	$(0.27)
Diluted	$0.04	$(0.07)	$(0.24)	$(0.27)
Common shares and equivalents outstanding
Basic weighted average shares	52,642,411	51,660,739	52,389,112	51,431,501
Diluted weighted average shares	53,643,124	51,660,739	52,389,112	51,431,501
Other comprehensive income (loss)
Foreign currency translation adjustment	3,055	(10,398)	5,213	(12,530)
Unrealized gain (loss) on derivative instruments, net of tax	5,383	2,558	(5,309)	13,463
Total other comprehensive income (loss)	8,438	(7,840)	(96)	933
Comprehensive income (loss)	$10,543	$(11,262)	$(12,692)	$(12,896)

Blackbaud, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
(dollars in thousands)	2023	2022
Cash flows from operating activities
Net loss	$(12,596)	$(13,829)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	53,622	51,283
Provision for credit losses and sales returns	3,798	3,653
Stock-based compensation expense	63,289	55,714
Deferred taxes	(33,101)	(16,656)
Amortization of deferred financing costs and discount	963	1,254
Other non-cash adjustments	(1,569)	4,225
Changes in operating assets and liabilities, net of acquisition and disposal of businesses:
Accounts receivable	(69,624)	(50,818)
Prepaid expenses and other assets	9,470	3,685
Trade accounts payable	(3,431)	12,769
Accrued expenses and other liabilities	11,948	(8,739)
Deferred revenue	52,233	39,238
Net cash provided by operating activities	75,002	81,779
Cash flows from investing activities
Purchase of property and equipment	(2,779)	(7,518)
Capitalized software and content development costs	(28,756)	(27,183)
Purchase of net assets of acquired companies, net of cash and restricted cash acquired	—	(19,016)
Net cash used in investing activities	(31,535)	(53,717)
Cash flows from financing activities
Proceeds from issuance of debt	158,000	113,200
Payments on debt	(171,824)	(129,548)
Stock issuance costs	—	(557)
Employee taxes paid for withheld shares upon equity award settlement	(33,687)	(35,600)
Change in due to customers	61,313	(141,001)
Change in customer funds receivable	(3,359)	(546)
Net cash provided by (used in) financing activities	10,443	(194,052)
Effect of exchange rate on cash, cash equivalents and restricted cash	2,489	(7,252)
Net increase (decrease) in cash, cash equivalents and restricted cash	56,399	(173,242)
Cash, cash equivalents and restricted cash, beginning of period	733,931	651,762
Cash, cash equivalents and restricted cash, end of period	$790,330	$478,520
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown above in the consolidated statements of cash flows:

(dollars in thousands)	June 30, 2023	December 31, 2022
Cash and cash equivalents	$29,041	$31,691
Restricted cash	761,289	702,240
Total cash, cash equivalents and restricted cash in the statement of cash flows	$790,330	$733,931

Blackbaud, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

(dollars in thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
GAAP Revenue	$271,042	$264,927	$532,795	$522,051

GAAP gross profit	$149,567	$139,320	$288,208	$273,082
GAAP gross margin	55.2%	52.6%	54.1%	52.3%
Non-GAAP adjustments:
Add: Stock-based compensation expense	4,143	3,764	8,097	7,913
Add: Amortization of intangibles from business combinations	13,136	12,404	26,247	24,893
Add: Employee severance	54	381	797	381
Subtotal	17,333	16,549	35,141	33,187
Non-GAAP gross profit	$166,900	$155,869	$323,349	$306,269
Non-GAAP gross margin	61.6%	58.8%	60.7%	58.7%

GAAP income (loss) from operations	$294	$54	$(9,653)	$(5,925)
GAAP operating margin	0.1%	—%	(1.8)%	(1.1)%
Non-GAAP adjustments:
Add: Stock-based compensation expense	33,364	27,854	63,289	55,714
Add: Amortization of intangibles from business combinations	13,924	13,209	27,809	26,509
Add: Employee severance	632	462	4,954	462
Add: Acquisition and disposition-related costs(1)	(849)	2,292	(230)	3,249
Add: Restructuring and other real estate activities	—	—	—	71
Add: Security Incident-related costs, net of insurance(2)	26,777	8,348	44,560	15,549
Add: Impairment of capitalized software development costs	—	2,263	—	2,263
Subtotal	73,848	54,428	140,382	103,817
Non-GAAP income from operations	$74,142	$54,482	$130,729	$97,892
Non-GAAP operating margin	27.4%	20.6%	24.5%	18.8%

GAAP loss before benefit for income taxes	$(8,095)	$(5,789)	$(26,697)	$(18,246)
GAAP net income (loss)	$2,105	$(3,422)	$(12,596)	$(13,829)

Shares used in computing GAAP diluted earnings (loss) per share	53,643,124	51,660,739	52,389,112	51,431,501
GAAP diluted earnings (loss) per share	$0.04	$(0.07)	$(0.24)	$(0.27)

Non-GAAP adjustments:
Add: GAAP income tax benefit	(10,200)	(2,367)	(14,101)	(4,417)
Add: Total non-GAAP adjustments affecting income from operations	73,848	54,428	140,382	103,817
Non-GAAP income before provision for income taxes	65,753	48,639	113,685	85,571
Assumed non-GAAP income tax provision(3)	13,151	9,728	22,737	17,114
Non-GAAP net income	$52,602	$38,911	$90,948	$68,457

Shares used in computing non-GAAP diluted earnings per share	53,643,124	51,985,530	53,168,985	51,954,151
Non-GAAP diluted earnings per share	$0.98	$0.75	$1.71	$1.32

(1)Includes a $2.0 million noncash impairment of certain intangible assets held for sale during the three and six months ended June 30, 2022.
(2)Includes Security Incident-related costs incurred during the three and six months ended June 30, 2023 of $26.8 million and $44.6 million, respectively, which includes approximately $19.8 million and $30.0 million, respectively, in recorded liabilities for loss contingencies, net of insurance recoveries during the same periods of $0.0 million, and during the three and six months ended June 30, 2022 of $8.4 million and $17.4 million, respectively, net of insurance recoveries during the same period that were $0.1 million and $1.9 million, respectively. Recorded expenses consisted primarily of payments to third-party service providers and consultants, including legal fees, as well as settlements of customer claims and accruals for certain loss contingencies. Not included in this adjustment were costs associated with enhancements to our cybersecurity program. For full year 2023, we currently expect net pre-tax expense of approximately $20 million to $30 million and net cash outlays of approximately $25 million to $35 million for ongoing legal fees related to the Security Incident. Not included in these ranges are our previous settlements or current accruals for loss contingencies related to the matters discussed below. In line with our policy, legal fees, are expensed as incurred. As of June 30, 2023, we have recorded approximately $50.0 million in aggregate liabilities for loss contingencies based primarily on recent negotiations with certain governmental agencies related to the Security Incident that we believe we can reasonably estimate. It is reasonably possible that our estimated or actual losses may change in the near term for those matters and be materially in excess of the amounts accrued, but we are unable at this time to reasonably estimate the possible additional

Blackbaud, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (continued)
(Unaudited)
loss. There are other Security Incident-related matters, including customer claims, customer constituent class actions and governmental investigations, for which we have not recorded a liability for a loss contingency as of June 30, 2023 because we are unable at this time to reasonably estimate the possible loss or range of loss. Each of these matters could, separately or in the aggregate, result in an adverse judgment, settlement, fine, penalty or other resolution, the amount, scope and timing of which we are currently unable to predict, but could have a material adverse impact on our results of operations, cash flows or financial condition.
(3)Blackbaud applies a non-GAAP effective tax rate of 20.0% when calculating non-GAAP net income and non-GAAP diluted earnings per share.

(dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
GAAP revenue	$271,042	$264,927	$532,795	$522,051
GAAP revenue growth	2.3%		2.1%
Less: Non-GAAP revenue from divested businesses(1)	—	(1,304)	—	(2,613)
Non-GAAP organic revenue(2)	$271,042	$263,623	$532,795	$519,438
Non-GAAP organic revenue growth	2.8%		2.6%

Non-GAAP organic revenue(2)	$271,042	$263,623	$532,795	$519,438
Foreign currency impact on non-GAAP organic revenue(3)	980	—	3,657	—
Non-GAAP organic revenue on constant currency basis(3)	$272,022	$263,623	$536,452	$519,438
Non-GAAP organic revenue growth on constant currency basis	3.2%		3.3%

GAAP recurring revenue	$262,390	$252,507	$515,138	$497,173
GAAP recurring revenue growth	3.9%		3.6%
Less: Non-GAAP recurring revenue from divested businesses(1)	—	(1,266)	—	(2,545)
Non-GAAP organic recurring revenue(2)	$262,390	$251,241	$515,138	$494,628
Non-GAAP organic recurring revenue growth	4.4%		4.1%

Non-GAAP organic recurring revenue(2)	$262,390	$251,241	$515,138	$494,628
Foreign currency impact on non-GAAP organic recurring revenue(3)	916	—	3,388	—
Non-GAAP organic recurring revenue on constant currency basis(3)	$263,306	$251,241	$518,526	$494,628
Non-GAAP organic recurring revenue growth on constant currency basis	4.8%		4.8%
(1)Non-GAAP revenue from divested businesses excludes revenue associated with divested businesses. The exclusion of the prior period revenue is to present the results of the divested business with the results of the combined company for the same period of time in both the prior and current periods.
(2)Non-GAAP organic revenue and non-GAAP organic recurring revenue for the prior year periods presented herein may not agree to non-GAAP organic revenue and non-GAAP organic recurring revenue presented in the respective prior period quarterly financial information solely due to the manner in which non-GAAP organic revenue growth and non-GAAP organic recurring revenue growth are calculated.
(3)To determine non-GAAP organic revenue growth and non-GAAP organic recurring revenue growth on a constant currency basis, revenues from entities reporting in foreign currencies were translated to U.S. Dollars using the comparable prior period's quarterly weighted average foreign currency exchange rates. The primary foreign currencies creating the impact are the Australian Dollar, British Pound, Canadian Dollar and EURO.

Blackbaud, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (continued)
(Unaudited)

(dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
GAAP net income (loss)	$2,105	$(3,422)	$(12,596)	$(13,829)
Non-GAAP adjustments:
Add: Interest, net	8,859	8,862	18,285	16,338
Less: GAAP income tax benefit	(10,200)	(2,367)	(14,101)	(4,417)
Add: Depreciation	3,272	3,585	6,608	7,123
Add: Amortization of intangibles from business combinations	13,924	13,209	27,809	26,509
Add: Amortization of software and content development costs(1)	10,934	9,488	21,540	18,733
Subtotal	26,789	32,777	60,141	64,286
Non-GAAP EBITDA	$28,894	$29,355	$47,545	$50,457
Non-GAAP EBITDA margin	10.7%		8.9%

Non-GAAP adjustments:
Add: Stock-based compensation expense	33,364	27,854	63,289	55,714
Add: Employee severance	632	462	4,954	462
Add: Acquisition and disposition-related costs	(849)	2,292	(230)	3,249
Add: Restructuring and other real estate activities	—	—	—	71
Add: Security Incident-related costs, net of insurance(2)	26,777	8,348	44,560	15,549
Add: Impairment of capitalized software development costs	—	2,263	—	2,263
Subtotal	59,924	41,219	112,573	77,308
Non-GAAP adjusted EBITDA	$88,818	$70,574	$160,118	$127,765
Non-GAAP adjusted EBITDA margin	32.8%		30.1%

Rule of 40(3)	35.6%		32.7%

Non-GAAP adjusted EBITDA	88,818	70,574	160,118	127,765
Foreign currency impact on Non-GAAP adjusted EBITDA(4)	574	1,651	1,871	2,152
Non-GAAP adjusted EBITDA on constant currency basis(4)	$89,392	$72,225	$161,989	$129,917
Non-GAAP adjusted EBITDA margin on constant currency basis	32.9%		30.2%

Rule of 40 on constant currency basis(5)	36.1%		33.5%
(1)Includes amortization expense related to software and content development costs, and amortization expense from capitalized cloud computing implementation costs.
(2)See additional details in the reconciliation of GAAP to Non-GAAP operating income above.
(3)Measured by non-GAAP organic revenue growth plus non-GAAP adjusted EBITDA margin. See Non-GAAP organic revenue growth table above.
(4)To determine non-GAAP adjusted EBITDA on a constant currency basis, non-GAAP adjusted EBITDA from entities reporting in foreign currencies were translated to U.S. Dollars using the comparable prior period's quarterly weighted average foreign currency exchange rates. The primary foreign currencies creating the impact are the Australian Dollar, British Pound, Canadian Dollar and EURO.
(5)Measured by non-GAAP organic revenue growth on constant currency basis plus non-GAAP adjusted EBITDA margin on constant currency basis.

(dollars in thousands)	Six months ended June 30,
	2023	2022
GAAP net cash provided by operating activities	$75,002	$81,779
Less: purchase of property and equipment	(2,779)	(7,518)
Less: capitalized software and content development costs	(28,756)	(27,183)
Non-GAAP free cash flow	$43,467	$47,078
Add: Security Incident-related cash flows, net of insurance	15,822	5,164
Non-GAAP adjusted free cash flow	$59,289	$52,242